Newmont Generates Record $1.1 Billion in Operating Cash Flow and Earns $388 Million ($0.79 per share) in the Third Quarter; 2010 Equity Production to Increase by 5% - 10%

This release should be read in conjunction with Newmont’s Third Quarter 2009 Form 10-Q filed with the Securities and Exchange Commission on October 29, 2009 (available at www.newmont.com).

DENVER, October 29, 2009 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) announced record quarterly revenues of $2.0 billion and net cash from operations of $1.1 billion, resulting in net income(1)(2) of $388 million ($0.79 per share).

Richard O’Brien, President and Chief Executive Officer, said, “Our continued focus on cost containment resulted in a 13% improvement in gold cost of sales per ounce over the same quarter last year.  Combined with the current favorable commodity price environment, our gold operating margin grew by 41% to $560 per ounce during the quarter.  Additionally, our equity gold sales grew by 4% from the year ago quarter resulting in record operating cash flow.  We also celebrated the first gold pour at our Boddington operation, with ramp-up efforts continuing toward commercial production in the fourth quarter.”

Third Quarter Highlights:

❑	Equity gold and copper sales of 1.3 million ounces and 64 million pounds at average realized prices of $964 per ounce and $2.80 per pound.

❑	Costs applicable to sales for gold of $404 per ounce, down approximately 13% from $467 per ounce in the year ago quarter.

❑	Record quarterly revenues of $2.0 billion and record quarterly cash flow from operations of approximately $1.1 billion, representing an increase in excess of 400% from Q3 2008.

❑	Net income(1)(2) of $388 million ($0.79 per share), compared to $191 million ($0.42 per share) for the year ago quarter.

❑	First gold poured in September at our Boddington operation in Western Australia, following the first production of copper and gold concentrate in August.

❑
$2.0 billion Senior Notes offering completed in September, improving our financial strength and flexibility. The offering included (i) 5.125% Senior Notes due 2019 in the principal amount of $900 million, and (ii) 6.250% Senior Notes due 2039 in the principal amount of $1.1 billion.

❑
2010 equity gold sales to improve by 5% - 10% as a result of higher production at Boddington and Batu Hijau slightly offset by lower production in Nevada and at Yanacocha in Peru.  2010 costs applicable to sales to be modestly higher by approximately 5% depending on input cost assumptions.

(1)	See reconciliation from adjusted net income to GAAP Net income on page 9 of this release.
(2)	In this release Net income refers to Net income attributable to Newmont stockholders.

Operations Summary

In the third quarter of 2009, the Company reported equity gold sales of 1.33 million ounces at costs applicable to sales of $404 per ounce.  Higher than expected sales at Yanacocha in Peru, Batu Hijau in Indonesia and Jundee in Australia were partially offset by lower than expected sales at Tanami in Australia.  Costs applicable to sales per ounce were better than expected as a result of higher production.

Nevada - Nevada sold 505,000 equity ounces of gold at costs applicable to sales of $541 per ounce during the third quarter.  Equity gold sales met expectations as lower grades and recoveries at Mill 6 were offset by higher inventory sales.  During the quarter, costs applicable to sales also met expectations as higher underground mining costs were offset by higher by-product credits.  The Company is maintaining its outlook on expected 2009 equity gold sales from Nevada of between 1.9 and 2.0 million ounces.  The outlook for 2009 costs applicable to sales also remains unchanged at between $535 and $575 per ounce.

Yanacocha – At Yanacocha, in Peru, equity gold sales during the third quarter were 285,000 ounces at costs applicable to sales of $294 per ounce.  Equity gold sales were above expectations due to higher grades and throughput at the gold mill as well as higher leach production.  Costs applicable to sales per ounce were lower than expected due to higher gold sales, partially offset by higher royalty and production taxes from higher realized gold prices and from lower by-product credits.  For 2009, the Company continues to expect equity gold sales of between 1.0 and 1.05 million ounces.  Costs applicable to sales for Yanacocha during 2009 also remain unchanged at between $300 and $320 per ounce.

Australia/New Zealand - Equity gold sales during the third quarter in Australia/New Zealand were 289,000 ounces at costs applicable to sales of $526 per ounce.  Excluding Boddington, equity gold sales were higher than expected due to higher production at Jundee, Waihi and Kalgoorlie, partially offset by lower production at Tanami.  Costs applicable to sales were lower than expected due to the increase in production.  Since start-up began, the Boddington ramp-up has proceeded according to plan, with milling operations commenced, first gold poured and first copper concentrate shipped in September. The Company expects to declare commercial production in the fourth quarter of 2009.

Key operating highlights for Boddington include:

❑	First five year average annual gold production: ~1,000,000 ounces;
❑	First five year average costs applicable to sales (net of by-product credits): $300 per ounce;
❑	Proven and probable gold reserves: 20.1 million ounces; and
❑	Estimated mine life in excess of 24 years.

The Company is updating its 2009 outlook for the region for equity gold sales to between 1.2 and 1.3 million ounces, down from the previously announced outlook of between 1.4 and 1.5 million ounces, due to the later than expected start-up of Boddington.  For the same reason, the Company is updating its regional costs applicable to sales to between $500 and $520 per ounce, up from the previously announced outlook of between $460 and $500 per ounce.

Batu Hijau – Equity gold and copper sales during the third quarter at Batu Hijau in Indonesia were 93,000 ounces and 64 million pounds at costs applicable to sales of $178 per ounce and $0.50 per pound, respectively.  Equity gold and copper sales were slightly higher than expected due to higher grades.  Total costs applicable to sales were lower than expected, primarily due to lower diesel costs and a higher build in ore stockpile inventory.  Costs applicable to sales allocated to gold were lower than expected as a result of co-product accounting.

On September 18, Batu Hijau experienced a geotechnical failure in the west wall of the open-pit.  Geotechnical monitoring systems and activities allowed for all personnel and mining equipment as well as key electrical and dewatering infrastructure to be evacuated and/or relocated well in advance of the slope failure.  Remediation activities commenced on September 28 and mining activities resumed on October 10.  The impact on 2009 gold and copper production is expected to be minimal and the Company continues to expect equity gold and copper sales from the mine of between 225,000 and 250,000 ounces and 210 and 230 million pounds, respectively.  The Company is also maintaining its outlook for costs applicable to sales for copper of between $0.50 and $0.65 per pound.  The Company lowered its outlook for costs applicable to sales for gold for 2009 to between $200 and $220 per ounce from between $280 and $320 per ounce previously.  In general, the Company expects delays in ore access previously anticipated in 2010 and 2011 with a marginal decrease in ore mined from the ultimate Phase 6 pit.

Ahafo – Equity gold sales during the third quarter at Ahafo in Ghana were 136,000 ounces at costs applicable to sales of $446 per ounce.  Equity gold sales met expectations as higher throughput and plant availability were offset by lower than anticipated recoveries and grades as a result of changes in mine sequencing.  Costs applicable to sales were slightly higher than expected due to the processing of higher cost stockpile material and higher royalty costs, partially offset by lower mining costs.  The outlook for hydro electric power availability continues to be positive and there is no expected load shedding for the remainder of the year. The Company continues to expect equity gold sales to be between 500,000 and 525,000 ounces and costs applicable to sales to be between $425 and $450 per ounce.

Mexico – Equity gold sales at La Herradura in Mexico during the third quarter were 23,000 ounces at costs applicable to sales of $352 per ounce.  Equity gold sales were in line with expectations and costs applicable to sales were lower than expected due to lower mining costs.

2009 and 2010 Performance Outlook

Due to the extended start-up of Boddington, the Company estimates its outlook for 2009 equity gold sales to be approximately 5.2 million ounces, at the lower end of its previously estimated range.  The Company has narrowed its outlook for 2009 costs applicable to sales to between $400 and $425 per ounce, reflecting ongoing cost reduction efforts and favorable by-product credits.  The Company’s costs applicable to sales forecast for 2009 now assumes an oil price of $80 per barrel and an Australian dollar exchange rate of 0.80 for the balance of the year.  Costs applicable to sales are expected to change by approximately $1 per ounce for every $10 change in the oil price and will not be materially impacted by changes in Australian dollar exchange rates due to hedge contracts currently in place for the remainder of the year.

For 2010, the Company announced that it expects equity gold production to improve by approximately 5-10%, primarily as a result of higher production from Boddington in Australia and Batu Hijau in Indonesia, partially offset by lower production in Nevada and Yanacocha in Peru.  The Company also announced that it expects 2010 costs applicable to sales to be modestly higher by approximately 5%, partially as a function of higher expected energy costs and adverse changes in exchange rates.

Capital Update

Consolidated capital expenditures were $430 million during the third quarter, with over 60% attributable to Boddington in Australia.  The Company now expects capital expenditures at Boddington to be approximately $3.0 billion on a 100% basis (excluding capitalized interest).  The Company has narrowed its 2009 consolidated capital expenditure outlook to be between $1.6 and $1.7 billion, primarily as a result of the later than expected start-up of Boddington which is offset by lower capital expenditures throughout the rest of the portfolio.

Consolidated Statements of Income (unaudited, in millions, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Sales - gold, net	$1,653	$1,281	$4,401	$4,094
Sales - copper, net	396	90	786	705
	2,049	1,371	5,187	4,799
Costs and expenses
Costs applicable to sales - gold (1)	694	692	1,983	1,969
Costs applicable to sales - copper (1)	71	88	217	342
Amortization	199	186	566	548
Accretion	8	7	25	23
Exploration	55	57	147	154
Advanced projects, research and development	27	44	100	113
General and administrative	39	37	118	103
Other expense, net	67	69	259	249
	1,160	1,180	3,415	3,501
Other income (expense)
Other income, net	25	66	43	100
Interest expense, net	(10)	(35)	(65)	(98)
	15	31	(22)	2
Income from continuing operations before income tax and other items	904	222	1,750	1,300
Income tax expense	(253)	(6)	(494)	(193)
Equity loss of affiliates	(6)	(1)	(14)	(6)
Income from continuing operations	645	215	1,242	1,101
Income (loss) from discontinued operations	––	7	(14)	17
Net income	645	222	1,228	1,118
Net income attributable to noncontrolling interests	(257)	(31)	(489)	(291)
Net income attributable to Newmont stockholders	$388	$191	$739	$827

Net income attributable to Newmont stockholders:
Continuing operations	$388	$182	$748	$809
Discontinued operations	––	9	(9)	18
	$388	$191	$739	$827
Income per common share
Basic:
Continuing operations	$0.79	$0.40	$1.54	$1.78
Discontinued operations	––	0.02	(0.02)	0.04
	$0.79	$0.42	$1.52	$1.82
Diluted:
Continuing operations	$0.79	$0.40	$1.54	$1.77
Discontinued operations	––	0.02	(0.02)	0.04
	$0.79	$0.42	$1.52	$1.81
Basic weighted-average common shares outstanding	490	454	485	454
Diluted weighted-average common shares outstanding	491	455	486	456
Cash dividends declared per common share	$0.10	$0.10	$0.30	$0.30

(1)	Exclusive of Amortization and Accretion.

Consolidated Balance Sheets (unaudited, in millions)

	At September 30, 2009	At December 31, 2008
ASSETS
Cash and cash equivalents	$3,022	$435
Marketable securities and other short-term investments	19	12
Trade receivables	280	104
Accounts receivable	114	214
Inventories	479	507
Stockpiles and ore on leach pads	354	290
Deferred income tax assets	189	284
Other current assets	581	455
Current assets	5,038	2,301
Property, plant and mine development, net	12,150	10,128
Investments	1,069	655
Stockpiles and ore on leach pads	1,411	1,136
Deferred income tax assets	999	1,039
Other long-term assets	261	207
Goodwill	188	188
Assets of operations held for sale	31	73
Total assets	$21,147	$15,727
LIABILITIES
Current portion of long-term debt	$225	$165
Accounts payable	338	411
Employee-related benefits	201	170
Income and mining taxes	211	61
Other current liabilities	1,226	770
Current liabilities	2,201	1,577
Long-term debt	4,698	3,072
Reclamation and remediation liabilities	724	699
Deferred income tax liabilities	1,229	1,051
Employee-related benefits	377	379
Other long-term liabilities	236	252
Liabilities of operations held for sale	13	36
Total liabilities	9,478	7,066

EQUITY
Common stock	768	709
Additional paid-in capital	8,060	6,831
Accumulated other comprehensive income (loss)	454	(253)
Retained earnings	641	4
Newmont stockholders’ equity	9,923	7,291
Noncontrolling interests	1,746	1,370
Total equity	11,669	8,661
Total liabilities and equity	$21,147	$15,727

Consolidated Statements of Cash Flows (unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating activities:
Net income	$645	$222	$1,228	$1,118
Adjustments:
Amortization	199	186	566	548
(Income) loss from discontinued operations	––	(7)	14	(17)
Accretion of accumulated reclamation obligations	11	10	34	30
Deferred income taxes	20	(14)	7	(222)
Impairment of marketable securities	––	34	6	90
Stock based compensation and other benefits	14	14	44	38
Gain on asset sales, net	(2)	(57)	(3)	(70)
Reclamation estimate revisions	––	13	––	74
Other operating adjustments and write-downs	23	31	77	73
Net change in operating assets and liabilities	150	(235)	(27)	(494)
Net cash provided from continuing operations	1,060	197	1,946	1,168
Net cash (used in) provided from discontinued operations	(5)	2	3	(105)
Net cash provided from operations	1,055	199	1,949	1,063
Investing activities:
Additions to property, plant and mine development	(404)	(457)	(1,314)	(1,350)
Investments in marketable debt and equity securities	––	(1)	––	(18)
Proceeds from sale of marketable debt and equity securities	5	33	10	50
Acquisitions, net	(6)	––	(766)	(325)
Other	(11)	42	(18)	26
Net cash used in investing activities of continuing operations	(416)	(383)	(2,088)	(1,617)
Net cash used in investing activities of discontinued operations	––	(1)	––	(11)
Net cash used in investing activities	(416)	(384)	(2,088)	(1,628)
Financing activities:
Proceeds from debt, net	2,808	1,778	4,302	2,801
Repayment of debt	(936)	(1,624)	(2,604)	(2,249)
Dividends paid to common stockholders	(49)	(45)	(147)	(136)
Dividends paid to noncontrolling interests	(3)	(100)	(115)	(247)
Proceeds from stock issuance, net	1	3	1,248	27
Change in restricted cash and other	––	12	5	19
Net cash provided from financing activities of continuing operations	1,821	24	2,689	215
Net cash used in financing activities of discontinued operations	––	(1)	(2)	(3)
Net cash provided from financing activities	1,821	23	2,687	212
Effect of exchange rate changes on cash	18	(20)	39	(24)
Net change in cash and cash equivalents	2,478	(182)	2,587	(377)
Cash and cash equivalents at beginning of period	544	1,035	435	1,230
Cash and cash equivalents at end of period	$3,022	$853	$3,022	$853

Sales Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Gold
Consolidated ounces sold (thousands):
North America
Nevada (1)	505	544	1,438	1,624
La Herradura	23	22	79	71
	528	566	1,517	1,695
South America
Yanacocha	554	438	1,558	1,410

Asia Pacific
Jundee	103	105	305	305
Tanami	65	86	238	276
Kalgoorlie	93	80	239	212
Waihi	28	41	84	106
Batu Hijau	208	28	381	185
	497	340	1,247	1,084
Africa
Ahafo (2)	136	141	412	380
	1,715	1,485	4,734	4,569
Equity ounces sold (thousands):
North America
Nevada (1)	505	544	1,438	1,624
La Herradura	23	22	79	71
	528	566	1,517	1,695
South America
Yanacocha	285	225	800	724

Asia Pacific
Jundee	103	105	305	305
Tanami	65	86	238	276
Kalgoorlie	93	80	239	212
Waihi	28	41	84	106
Batu Hijau	93	12	171	83
	382	324	1,037	982
Africa
Ahafo (2)	136	141	412	380
	1,331	1,256	3,766	3,781
Discontinued Operations
Kori Kollo	2	21	33	57
	1,333	1,277	3,799	3,838
Copper
Batu Hijau pounds sold (millions):
Consolidated	141	44	342	201
Equity	64	20	154	90

(1)   Includes incremental start-up ounces of 1 for both the first nine months of 2009 and the first nine months of 2008.
(2)   Includes incremental start-up ounces of 3 and 19 for the third quarter and first nine months of 2008, respectively.

Costs Applicable to Sales and Consolidated Capital Expenditures Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada (1)	$541	$497	$532	$446
La Herradura	352	468	381	391
	532	496	524	443
South America
Yanacocha	294	362	313	346

Asia Pacific
Jundee	329	414	339	411
Tanami	684	638	613	588
Kalgoorlie	638	790	630	807
Waihi	518	397	457	428
Batu Hijau	178	718	232	412
	380	582	422	535
Africa
Ahafo	446	402	424	416
Average	$404	$467	$419	$433

Copper
Costs Applicable to Sales ($/pound) (1)
Batu Hijau	$0.50	$1.98	$0.63	$1.70

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Consolidated Capital Expenditures ($ millions):
North America
Nevada	$43	$87	$154	$227
Hope Bay	1	33	4	63
La Herradura	15	5	34	17
	59	125	192	307
South America
Yanacocha	32	45	94	126

Asia Pacific
Boddington	277	212	961	604
Jundee	7	10	21	29
Tanami	14	13	42	34
Kalgoorlie	4	5	6	10
Waihi	3	5	6	24
Batu Hijau	7	11	30	65
Other Asia Pacific	1	1	2	1
	313	257	1,068	767
Africa
Ahafo	19	16	42	76
Akyem	3	––	4	1
	22	16	46	77
Corporate and Other	4	––	12	6
Total - Accrual Basis	430	443	1,412	1,283
Change in Capital Accrual	(26)	14	(98)	67
Total - Cash Basis	$404	$457	$1,314	$1,350

(1)   Excludes Amortization and Accretion.

Supplemental Information

Reconciliation of Adjusted Net Income to GAAP Net Income - Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company.  Adjusted net income is not a measure of financial performance under GAAP and this measure should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP.  The table below sets forth a reconciliation of Adjusted net income to GAAP Net income, which is the most directly comparable GAAP financial measure.

Description ($million except per share, after-tax)	Q3 2009	Per Share	Q3 2008	Per Share
Adjusted net income	$388	$0.79	$181	$0.40
Gain on sale of exploration property	-	-	19	0.04
Income taxes	-	-	18	0.04
Write-down of accounts receivable	-	-	(5)	(0.01)
Legacy reclamation obligations	-	-	(9)	(0.02)
Write-down of marketable securities (1)	-	-	(22)	(0.05)
GAAP income from continuing operations (2)	388	0.79	182	0.40
Income from discontinued operations (2)	-	-	9	0.02
GAAP net income (2)	$388	$0.79	$191	$0.42

(1) Net of gains on sales
(2) Attributable to Newmont stockholders

2009 Annual Guidance - The table below sets forth the Company’s current outlook and forecast assumptions:

Description (consolidated unless otherwise noted)	Q3 Update	Q2 Update	Q1 Update	2009 Original
Equity gold sales (thousand ounces)	~5,200	5,200 – 5,400	5,200 - 5,500	5,200 - 5,500
Costs applicable to sales ($/ounce)	$400 - $425	$400 - $440	$400 - $440	$400 - $440
Equity copper sales (million pounds)	210 - 230	210 - 230	210 - 230	210 - 230
Costs applicable to sales ($/pound)	$0.50 - $0.65	$0.50 - $0.65	$0.50 - $0.65	$0.65 - $0.75
Capital expenditures ($ million)	$1,600 - $1,700	$1,500 - $1,700	$1,400 - $1,600	$1,400 - $1,600
Amortization ($ million)	$740 - $760	$740 - $780	$775 - $825	$775 - $825
Exploration ($ million)	$165 - $175	$165 - $175	$165 - $175	$165 - $175
Advanced projects, research and development ($ million)	$155 - $165	$140 - $160	$120 - $150	$120 - $150
General & administrative ($ million)	$150 - $160	$150 - $160	$140 - $150	$140 - $150
Interest expense, net ($ million)	$100 - $110	$100 - $110	$150 - $160	$150 - $160
Effective tax rate	28% - 30%	27% - 31%	27% - 31%	28% - 32%
Forecast Assumptions	Q3 Update	Q2 Update	Q1 Update	2009 Original
Gold Price ($/ounce)	$925	$925	$875	$750
Copper price ($/pound)	$2.50	$2.00	$1.50	$2.00
Oil price ($/barrel)	$80	$70	$50	$70
Australian dollar exchange rate	0.80	0.75	0.70	0.75

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2009 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s third quarter earnings conference call and webcast presentation will be held on Thursday, October 29, 2009 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).  To participate:

Dial-In Number	888.603.9219	Replay Number	866.501.5087
Intl Dial-In Number	210.234.0042	Intl Reply Number	203.369.1833
Leader	John Seaberg	Replay Pass code	Newmont
Pass code	Newmont

The conference call will also be simultaneously carried on the Company’s website at www.newmont.com under Our Investors/Events and Presentations and will be archived there for a limited time.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration expenditures, results and reserves; (v) statements regarding fluctuations in availability of capital or in relevant commodity and currency markets; (vi) statements regarding potential cost savings, productivity, financial or operating performance, and ownership and cost structures; (vii) expectations regarding the timing of the transfer of acquisitions or divestitures; (viii) expectations regarding the ramp-up, design, mine life, production and costs applicable to sales and exploration potential of the Boddington project and other projects and operations; and (ix) expectations regarding the impacts of operating or technical issues in connection with the Company’s projects or operations.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed on February 19, 2009, with the Securities and Exchange Commission, and its other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.